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As filed with the Securities and Exchange Commission on June 23, 2005

Registration No. 333-122725

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMPHASTAR PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	33-0702205 (I.R.S. Employer Identification Number)
11570 Sixth Street Rancho Cucamonga, California 91730 (909) 980-9484 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

David W. Nassif
Chief Financial Officer
Amphastar Pharmaceuticals, Inc.
11570 Sixth Street
Rancho Cucamonga, California 91730
(909) 980-9484
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Cynthia A. Rotell, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071-2007 (213) 485-1234	Alejandro E. Camacho, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019-6131 (212) 878-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Common Stock, par value $.0001 per share	$115,000,000	$13,536

(1)
Includes shares which the underwriters have the option to purchase if they sell more than the number of shares they are required to purchase in the offering.
(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)
Fee previously paid in connection with the original filing of the Registration Statement.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective, on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The purpose of this Amendment No. 2 to the Form S-1 Registrant Statement is to file and add additional exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The prospectus, financial statements and valuation and qualifying accounts are unchanged and have been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers Inc. filing fee.

Amount
Securities and Exchange Commission Filing Fee		$13,536.00
NASD Filing Fee		$12,000.00
NASDAQ National Market Listing Fee	*	$
Accounting Fees and Expenses	*	$
Legal Fees and Expenses	*	$
Blue Sky Fees and Expenses	*	$
Transfer Agent and Registrar Fees and Expenses	*	$
Printing and Engraving Expenses	*	$
Miscellaneous Expenses	*	$
Total	*	$

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

        Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorney fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

        Our certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys' fees and expenses), judgments, fines, penalties, and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advances expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our bylaws provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection such action, suit, or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person's heirs, executors, and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

Item 15. Recent Sales of Unregistered Securities.

        Set forth below is information regarding securities sold by the Registrant since December 31, 2001 which were not registered under the Securities Act.

        (a)   Issuances of Preferred Stock and Common Stock.

          (1)   During the period December 2001 through March 2002, the Registrant issued and sold an aggregate of 4,105,102 shares of non-voting convertible preferred stock at a price per share of $8.00 to various accredited investors.

          (2)   During the period April through June 2004, the Registrant issued and sold 1,250,000 shares of common stock at a price per share of $12.50 to various accredited investors.

          (3)   In November 2004 a warrant to purchase 124,000 shares of the Registrant's common stock was exercised at $7.50 per share.

          (4)   In February 2005 the Registrant issued and sold 675,676 shares of common stock at a price per share of $14.80 to an institutional investor.

          (5)   In June 2005, the Registrant issued and sold 417,000 shares of common stock at a price per share of $15.80 to an institutional investor pursuant to Regulation S.

        No underwriters were involved in the foregoing sales of securities. The securities described in this paragraph (a) of Item 15 were issued to a combination of foreign and U.S. investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The purchasers of shares of our stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. The sales of these securities were made without general solicitation or advertising.

        (b)   Stock Option Grants.

          (1)   Since December 31, 2001, the Registrant has granted stock options under its various stock option plans to directors, officers, employees and consultants to purchase an aggregate of 4,269,420 shares of common stock with an aggregate exercise price of $11.07 per share, and has issued 659,110 shares of common stock for an aggregate purchase price of $1,354,500 upon exercise of such options.

        The stock option grants and the common stock issuances described in this paragraph (b)(1) of Item 15 were made pursuant to written compensatory plans or agreements in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit No.	Description
1.1*	Underwriting Agreement
3.1**	Certificate of Incorporation
3.2*	By-laws
4.1*	Specimen certificate evidencing shares of common stock
5.1*	Opinion of Latham & Watkins LLP
10.1***	Amended and Restated 2002 Stock Option/Stock Issuance Plan
10.2**	Forms of 1998-2001 option agreements
10.3**	Lease Agreement dated December 17, 2001 between Applied Financial, Inc. and the Registrant, as amended
10.4***	Asset Sale Agreement, dated June 26, 2003, between Organon USA Inc. and the Registrant
10.5***	Security Agreement, dated June 26, 2003, between Organon USA Inc. and the Registrant
10.6***	Toll Manufacturing Agreement, dated June 26, 2003, between Organon USA Inc. and the Registrant
10.7**	Royalty Purchase Agreement, dated August 5, 2003, between Drug Royalty USA, Inc. and the Registrant
10.8***	Security Agreement, dated August 5, 2003, between Drug Royalty USA, Inc. and the Registrant

10.9***	Subordination Agreement, dated August 5, 2003, between Organon USA Inc., Drug Royalty USA, Inc. and the Registrant
10.10**	Settlement Agreement between the Registrant and Organon USA Inc. dated December 20, 2004
10.11a***	Promissory Note, dated February 8, 2001, in favor of Cathay Bank, as amended
10.11b**	Business Loan Agreement, dated February 8, 2001, between the Registrant and Cathay Bank, as amended
10.12***	Commercial Security Agreement, dated February 8, 2001, in favor of Cathay Bank, as amended
10.13***	Lease Agreement, dated July 24, 1990, between Dennis and Gloria Jebbia and International Medication Systems, Limited
10.14***	Lease Agreement, dated March 9, 2000, between Owen Bros. Enterprise and International Medication Systems, Limited, as amended
10.15***	Lease Agreement, dated June 11, 2001, between John C. Armstrong and Armstrong, as amended
10.16***	Stock Purchase Warrant dated March 20, 2001 with Cathay Bank
10.17**	Equipment Purchase Facility, dated October 10, 2002, between International Medication Systems, Limited and Bank of the West, as amended
10.18**	Continuing Guaranty of Equipment Purchase Facility, dated October 10, 2002, between the International Medication Systems, Limited and Bank of the West
10.19a**	Business Loan Agreement Line of Credit, dated February 25, 2004, between International Medication Systems, Limited and Bank of the West
10.19b**	Change in Terms Agreement, dated April 14, 2005, between International Medication Systems, Limited and Bank of the West
10.20**	Commercial Guaranty, dated March 1, 2004, between the Registrant and Bank of the West
10.21**	Commercial Security Agreement Line of Credit, dated March 1, 2004, between International Medication Systems, Limited and Bank of the West
10.22**	Promissory Note Line of Credit, dated March 1, 2004, from International Medication Systems, Limited to Bank of the West
10.23**	Promissory Note Building Loan, dated November 5, 2004, between International Medication Systems, Limited to Bank of the West
10.24**	Commercial Guaranty Building Loan, dated November 5, 2004, between the Registrant and Bank of the West
10.25a**	Exclusivity Agreement, dated March 24, 2004, between the Registrant and Shanghai No. 1 Biochemical and Pharmaceutical Co., Ltd. for pharmaceutical active ingredient from porcine tissue
10.25b**	Exclusivity Agreement, dated March 24, 2004, between the Registrant and Shanghai No. 1 Biochemical and Pharmaceutical Co., Ltd. for pharmaceutical active ingredient from bovine tissue
10.26†	Supply Agreement, dated December 16, 2004, between Wyeth and Armstrong Pharmaceuticals, Inc.
10.27**	Registration Rights Agreement, dated February 4, 2005, between the Registrant and Lotus China Fund, L.P.

10.28†	Distribution Agreement, dated May 2, 2005, between the Registrant and Andrx Phramaceuticals, Inc.
21.1***	Subsidiaries of the Registrant
23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Carlin, Charron & Rosen LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1***	Power of Attorney (included in the signature page to this registration statement)

*
To be filed by amendment.

**
Previously filed with Amendment No. 1 to the Form S-1 filed by the Registrant on May 13, 2005.

***
Previously filed with the Form S-1 filed by the Registrant on February 11, 2005.

†
Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.

(b)
Financial Statement Schedules.

    Schedule II.

          All other schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (2)
  For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, California on this 23rd day of June, 2005.

AMPHASTAR PHARMACEUTICALS, INC.
By:	/s/ DAVID NASSIF David Nassif Chief Financial Officer
Signature	Title	Date
* Jack Zhang	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2005
* Mary Luo	Chairman, Chief Operating Officer and Director	June 23, 2005
/s/ DAVID NASSIF David Nassif	Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2005
* Kenneth Chang	Director	June 23, 2005
* Floyd Petersen	Director	June 23, 2005
* Richard Koo	Director	June 23, 2005
* Richard Prins	Director	June 23, 2005
* Gordon Treweek	Director	June 23, 2005
*By:	/s/ DAVID NASSIF David Nassif Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Underwriting Agreement
3.1**	Certificate of Incorporation
3.2*	By-laws
4.1*	Specimen certificate evidencing shares of common stock
5.1*	Opinion of Latham & Watkins LLP
10.1***	Amended and Restated 2002 Stock Option/Stock Issuance Plan
10.2**	Forms of 1998-2001 option agreements
10.3**	Lease Agreement dated December 17, 2001 between Applied Financial, Inc. and the Registrant, as amended
10.4***	Asset Sale Agreement, dated June 26, 2003, between Organon USA Inc. and the Registrant
10.5***	Security Agreement, dated June 26, 2003, between Organon USA Inc. and the Registrant
10.6***	Toll Manufacturing Agreement, dated June 26, 2003, between Organon USA Inc. and the Registrant
10.7**	Royalty Purchase Agreement, dated August 5, 2003, between Drug Royalty USA, Inc. and the Registrant
10.8***	Security Agreement, dated August 5, 2003, between Drug Royalty USA, Inc. and the Registrant
10.9***	Subordination Agreement, dated August 5, 2003, between Organon USA Inc., Drug Royalty USA, Inc. and the Registrant
10.10**	Settlement Agreement between the Registrant and Organon USA Inc. dated December 20, 2004
10.11a***	Promissory Note, dated February 8, 2001, in favor of Cathay Bank
10.11b**	Business Loan Agreement, dated February 8, 2001, between the Registrant and Cathay Bank, as amended
10.12***	Commercial Security Agreement, dated February 8, 2001, in favor of Cathay Bank
10.13***	Lease Agreement, dated July 24, 1990, between Dennis and Gloria Jebbia and International Medication Systems, Limited
10.14***	Lease Agreement, dated March 9, 2000, between Owen Bros. Enterprise and International Medication Systems, Limited, as amended
10.15***	Lease Agreement, dated June 11, 2001, between John C. Armstrong and Armstrong, as amended
10.16***	Stock Purchase Warrant dated March 20, 2001 with Cathay Bank
10.17**	Equipment Purchase Facility, dated October 10, 2002, between International Medication Systems, Limited and Bank of the West, as amended
10.18**	Continuing Guaranty of Equipment Purchase Facility, dated October 10, 2002, between International Medication Systems, Limited and Bank of the West
10.19a**	Business Loan Agreement Line of Credit, dated February 25, 2004, between International Medication Systems, Limited and Bank of the West
10.19b**	Change in Terms Agreement, dated April 14, 2005, between International Medication Systems, Limited and Bank of the West
10.20**	Commercial Guaranty, dated March 1, 2004, between the Registrant and Bank of the West

10.21**	Commercial Security Agreement Line of Credit, dated March 1, 2004, between International Medication Systems, Limited and Bank of the West
10.22**	Promissory Note Line of Credit, dated March 1, 2004, from International Medication Systems, Limited to Bank of the West
10.23**	Promissory Note Building Loan, dated November 5, 2004, between International Medication Systems, Limited to Bank of the West
10.24**	Commercial Guaranty Building Loan, dated November 5, 2004, between the Registrant and Bank of the West
10.25a**	Exclusivity Agreement, dated March 24, 2004, between the Registrant and Shanghai No. 1 Biochemical and Pharmaceutical Co., Ltd. for pharmaceutical active ingredient from porcine tissue
10.25b**	Exclusivity Agreement, dated March 24, 2004, between the Registrant and Shanghai No. 1 Biochemical and Pharmaceutical Co., Ltd. for pharmaceutical active ingredient from bovine tissue
10.26†	Supply Agreement, dated December 16, 2004, between Wyeth and Armstrong Pharmaceuticals, Inc.
10.27**	Registration Rights Agreement, dated February 4, 2005, between the Registrant and Lotus China Fund, L.P.
10.28†	Distribution Agreement, dated May 2, 2005, between the Registrant and Andrx Phramaceuticals, Inc.
21.1***	Subsidiaries of the Registrant
23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Carlin, Charron & Rosen LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1***	Power of Attorney (included in the signature page to this registration statement)

*
To be filed by amendment.

**
Previously filed with Amendment No. 1 to the Form S-1 filed by the Registrant on May 13, 2005.

***
Previously filed with the Form S-1 filed by the Registrant on February 11, 2005.

†
Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX